EXHIBIT 99.1

Christopher J. B. Williams Joins HCC Board of Directors

HOUSTON, May 11, 2007 (PRIME NEWSWIRE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that Christopher J. B. Williams had agreed to join the Board of Directors of the Company, effective May 10, 2007.

Mr. Williams, who lives in Cloverdale, California, is Chairman of Wattle Creek Winery and has 30 years of insurance industry experience. Mr. Williams retired as the National Director for Life, Accident & Health of Willis Re in 2005.

Frank J. Bramanti, Chief Executive Officer of HCC, said, "We are pleased to welcome Chris to our Board and feel fortunate to have his insurance industry knowledge and expertise on our Board."

Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets exceeding $7.5 billion, shareholders' equity of over $2.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

The HCC Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1977

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300